SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A
                              AMENDMENT NO. 4


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                            THE MEAD CORPORATION

           (Exact name of registrant as specified in its charter)


                 Ohio                                    31-0535759
       (State of incorporation)                (I.R.S. employer identification
                                                           number)


        Mead World Headquarters                             45463
       Courthouse Plaza Northeast                        (Zip Code)
             Dayton, Ohio
    (Address of principal executive
               offices)


If this form relates to the                  If this form relates to the
registration of a class of                   the registration of a class
securities pursuant to Section               of securities pursuant to
12(b) of the Exchange Act and                Section 12(g) of the Exchange
is effective pursuant to                     Act and is effective pursuant to
General Instruction A.(c),                   General Instruction A.(d), please
please check the following                   check the following box. |_|
box. |X|


Securities Act registration statement file number to which this form
relates:   ____________________
           (If applicable)


     Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class              Name of each exchange on which
                registered                        each class registered

    Common Share Purchase Rights              New York Stock Exchange, Inc.
                                              Pacific Exchange, Inc.
                                              Chicago Stock Exchange, Inc.


     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None

                           (Title of Each Class)

         This Registration Statement on Form 8-A/A amends the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by The Mead Corporation (the "Company") on November 13, 1996 and amended by the Company on November 3, 1997, December 15, 1999 and March 6, 2000, as follows:


         ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         The Mead Corporation (the "Company") and Fleet National Bank (the "Rights Agent") entered into Amendment No. 3 to Rights Agreement, dated as of August 29, 2001 (the "Amendment to Rights Agreement"), amending the Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent, dated as of November 9, 1996 and amended as of December 7, 1999 and February 16, 2000, in order to, among other things, (i) amend
Section 1(a) of the Rights Agreement to provide that none of Westvaco Corporation, MW Holding Corporation, Michael Merger Sub Corporation, William Merger Sub Corporation or any of their respective Affiliates (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Agreement and Plan of Merger, dated as of August 28, 2001 and as may be amended from time to time, by and among MW Holding Corporation, Michael Merger Sub Corporation, William Merger Sub Corporation, the Company and Westvaco Corporation or consummation of the transactions contemplated thereby and (ii) amend Section 7(a) of the Rights Agreement to delete the words following the words "(the "Final Expiration Date")," and replace such deleted words with the following: "(ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the Effective Time of the Merger (the earlier of (i), (ii) or (iii) being herein referred to as the "Expiration Date"). For purposes of clause (iii) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of Ohio pursuant to
Section 1.4 of the Merger Agreement or at such later effective time as is specified in the Merger Certificate."

         A copy of the Amendment to Rights Agreement is attached hereto as
Exhibit 5 and is incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.

         ITEM 2.  EXHIBITS

         1. Rights Agreement, dated as of November 9, 1996, between The Mead Corporation and Fleet National Bank (formerly known as BankBoston, N.A., formerly The First National Bank of Boston) (the "Rights Agent"), as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit
                  B. (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated November 13, 1996.)

         2. Certificate of Adjustment, dated as of November 1, 1997, made by the Mead Corporation in accordance with the Rights Agreement. (Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A/A-1 dated November 3, 1997.)

         3. Amendment No. 1 to the Rights Agreement, dated as of December 7, 1999, between The Mead Corporation and the Rights Agent. (Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 8-A/A, Amendment No. 2, dated December 15, 1999.)

         4. Amendment No. 2 to the Rights Agreement, dated as of February 16, 2000, between The Mead Corporation and the Rights Agent. (Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8-A/A, Amendment No. 3, dated March 6, 2000.)

         5.       Amendment No. 3 to Rights Agreement, dated as of August
                  29, 2001, between The Mead Corporation and the Rights Agent.



                                 SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of: October 19, 2001


                                     THE MEAD CORPORATION


                                     By: /s/ Sue K. McDonnell
                                        -------------------------------
                                        Name:  Sue K. McDonnell
                                        Title: Vice President,
                                               General Counsel and Secretary



                             INDEX OF EXHIBITS


     Exhibit No.  Description

         1. Rights Agreement, dated as of November 9, 1996, between The Mead Corporation and Fleet National Bank (formerly known as BankBoston, N.A., formerly The First National Bank of Boston) (the "Rights Agent"), as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit
                  B. (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated November 13, 1996.)

         2. Certificate of Adjustment, dated as of November 1, 1997, made by the Mead Corporation in accordance with the Rights Agreement. (Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A/A-1 dated November 3, 1997.)

         3. Amendment No. 1 to the Rights Agreement, dated as of December 7, 1999, between The Mead Corporation and the Rights Agent. (Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 8-A/A, Amendment No. 2, dated December 15, 1999.)

         4. Amendment No. 2 to the Rights Agreement, dated as of February 16, 2000, between The Mead Corporation and the Rights Agent. (Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8-A/A, Amendment No. 3, dated March 6, 2000.)

         5.       Amendment No. 3 to Rights Agreement, dated as of August
                  29, 2001, between The Mead Corporation and the Rights Agent.



                                                              Exhibit No. 5



                    AMENDMENT NO. 3 TO RIGHTS AGREEMENT

         Amendment No. 3, dated as of August 29, 2001 ("Amendment No. 3"), between The Mead Corporation, an Ohio corporation (the "Company"), and Fleet National Bank (formerly known as BankBoston, N.A. formerly The First National Bank of Boston), a national banking association organized under the laws of the United States, as rights agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement on November 9, 1996, Amendment No. 1 thereto on December 7, 1999 and Amendment No. 2 thereto on February 16, 2000 (collectively, the "Rights Agreement");

         WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 thereof.

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 3, the parties hereby agree as follows:

         Section 1. Amendment of Definition of "Acquiring Person." Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, neither
Westvaco Corporation ("Westvaco"), MW Holding Corporation ("Parent"), Michael Merger Sub Corporation ("Michael Merger Sub"), William Merger Sub Corporation ("William Merger Sub") nor any of their respective Affiliates shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of August 28, 2001, by and among Parent, Michael Merger Sub, William Merger Sub, the Company and Westvaco (as the same may be amended from time to time, the "Merger Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

         Section 2. Amendment to Section 2. Section 2 of the Rights Agreement is amended to add the following phrase and sentence after the word "desirable": ", upon ten (10) days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."

         Section 3. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the words following the words "(the "Final Expiration Date"), "and replacing such deleted words with the following "(ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the Effective Time of the Merger (the earlier of (i), (ii) or (iii) being herein referred to as the "Expiration Date"). For purposes of clause (iii) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of Ohio pursuant to Section 1.4 of the Merger Agreement or at such later effective time as is specified in the Merger Certificate."

         Section 4. Amendment to Section 18(a). Section 18(a) is amended by adding the word "gross" between the words "without" and "negligence" in the second sentence.

         Section 5. Amendment to Section 19(c). Section 19(c) is amended by adding the word "gross" between the words "own" and "negligence".

         Section 6. Rights Agreement as Amended. The term "Agreement" or "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         Section 7. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 9. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

                                       THE MEAD CORPORATION


                                       By:  /s/ PETER H. VOGEL, JR.
                                            -----------------------
                                       Name:    Peter H. Vogel, Jr.
                                       Title:   Vice President, Finance and
                                                Treasurer


                                       FLEET NATIONAL BANK
                                         as Rights Agent


                                       By: /s/ MARGARET PRENTICE
                                           ---------------------
                                       Name:    Margaret Prentice
                                       Title:   Managing Director